EXHIBIT 99.1

Contact:
Amy Figueroa or Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

PEREGRINE PRICES $7 MILLION REGISTERED DIRECT
OFFERING OF COMMON STOCK

TUSTIN, CA, September 2, 2011 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a clinical-stage biopharmaceutical company developing first-in-class monoclonal antibodies for the treatment of cancer and viral infections, today announced that it has entered into subscription agreements for the sale of an aggregate of 6,252,252 shares of common stock to three institutional investors in a registered direct offering at a public offering price of $1.11 per share.  The gross proceeds of the offering are expected to be approximately $7 million.

The offering is expected to close on or about September 8, 2011, subject to satisfaction of customary closing conditions.  Net proceeds of the offering, after placement and other fees and estimated expenses payable by Peregrine Pharmaceuticals are expected to be approximately $6.5 million. Peregrine intends to use the proceeds for clinical trial expenses, other research and development expenses, and for general corporate purposes.

Roth Capital Partners acted as the exclusive placement agent for the offering.  McNicoll, Lewis & Vlak LLC (MLV) and LifeTech Capital, a division of Aurora Capital LLC, acted as financial advisors to Peregrine for the offering.

The offering was made pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on January 5, 2011. Electronic copies of the final prospectus supplement, when available, may be obtained by either contacting Roth (as set forth below) or by accessing the SEC’s website, www.sec.gov.

Roth Capital Partners, LLC
Attn: Syndicate Department
888 San Clemente Drive
Newport Beach, CA 92660
Phone: (800) 678-9147
Email: Rothecm@roth.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Peregrine Pharmaceuticals, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing multiple clinical programs in cancer and hepatitis C virus infection with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

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